EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of Nationwide Mutual Funds of our report dated December 19, 2017, relating to the financial statements and financial highlights, which appears in Nationwide Growth Fund’s (now known as, Nationwide Dynamic U.S. Growth Fund, one of the series of Nationwide Mutual Funds) Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 24, 2018